Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D with respect to the ownership by each of the undersigned of shares of Silicon Storage Technology, Inc. is filed jointly on behalf of each of the undersigned and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. This joint filing agreement may be included as an exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of such amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: January 12, 2010

/s/ BING YEH
Bing Yeh

/s/ DEBORAH YEON-MAY YEH
Deborah Yeon-May Yeh

GOLDEN EAGLE CAPITAL, L.P.

By:	/s/ BING YEH
Bing Yeh, General Partner

By:	/s/ DEBORAH YEON-MAY YEH
Deborah Yeon-May Yeh, General Partner

YEH FAMILY TRUST U/T/D DATED AUGUST 14, 1995

By:	Bing Yeh and Deborah Yeon-May Yeh, as Co-Trustee of the Yeh Family Trust U/T/D dated August 14, 1995

By:	/s/ BING YEH
Bing Yeh, Trustee

By:	/s/ DEBORAH YEON-MAY YEH
Deborah Yeon-May Yeh, Trustee

/s/ YAW WEN HU
Yaw Wen Hu